UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Form 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2004

Waste Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25955	01-0780204
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1122 International Blvd., Suite 601, Burlington, Ontario, Canada L7L 6Z8
(Address of principal executive offices and zip code)

(905) 319-1237
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

In November 2003, Waste Services (CA) Inc. (formerly Capital Environmental Resource Inc.) and Waste Services, Inc. ("Waste Services", "we", "us", or "our") entered into a definitive agreement to acquire Florida Recycling Services, Inc. ("Florida Recycling") from its stockholders for a purchase price of $98.5 million in cash, working capital of approximately $2.2 million subject to further adjustment, and the issuance of 9,250,000 common shares. On April 30, 2004 we completed the Florida Recycling acquisition. Florida Recycling's operations are based in central Florida, primarily serving the Orlando, Daytona, Fort Myers and Tampa metropolitan areas.

In connection with the issues discussed in Item 4.02 below, we, on September 24, 2004, reached an agreement with the selling shareholders of Florida Recycling to adjust the purchase price paid for the shares of Florida Recycling. The selling shareholders have strongly indicated their disagreement with the conclusions of the consultants referred to below but have agreed to this restructuring to avoid the burdon, cost and expense of litigation. The selling shareholders will pay $7.5 million in cash to us and return 500,000 shares of our common stock. Upon completion of the 2,000 ton per day Icehouse recycling and transfer facility under construction in Orlando, Florida, we shall receive, for nominal consideration, title to the facility. While certain of the selling shareholders will fund the construction of the facility, we will manage the construction process.

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.02 Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review

As referred to above and previously reported on Forms 8-K filed on May 10, 2004 and June 9, 2004, Waste Services acquired, on April 30, 2004, all of the issued and outstanding shares of Florida Recycling. Pursuant to the provisions of Article 3-05 of Regulation S-X, we included in the Form 8-K pro forma financial statements reflecting the acquisition of Florida Recycling as of March 31, 2004 and December 31, 2003 and for the three months ended March 31, 2004 and the twelve months ended December 31, 2003. Additionally, we included, as an exhibit to the Form 8-K the consolidated financial statements of Florida Recycling Services, Inc. of Illinois and Subsidiary for the three months ended March 31, 2004 and 2003 (unaudited) and for the years ended December 31, 2003, 2002 and 2001.

Since its acquisition, the performance of the operations of Florida Recycling has been below our expectations and we have engaged an independent third party to conduct a review of the aspects of Florida Recycling's business in an effort to identify the factors contributing to the lower than expected level of performance. Based upon the results of this review it appears that, as reported in the consolidated statements of operations of Florida Recycling for the year ended December 31, 2003, "Sales" are overstated by an estimated range of approximately $2.0 to $3.0 million and "Dumping and hauling" expense is understated by an estimated range of approximately $800,000 to $1.2 million.

On September 20, 2004, the Audit Committee of our Board of Directors, concluded that there are errors in the consolidated financials statements of Florida Recycling, and they should not be relied upon. Additionally, the pro forma financial statements, to the extent they were based upon the financial statements of Florida Recycling, should not be relied upon.

We have informed our independent accountants, BDO Seidman LLP, of these issues and intend to engage them to perform a re-audit of the Florida Recycling financial statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001. Until the re-audit is completed, we are unable to fully estimate the effects of the errors that may exist in the Florida Recycling's consolidated financial statements.

In their report dated February 11, 2004, Shepard Schwartz & Harris LLP, the former independent auditors of Florida Recycling, issued an unqualified audit report on the consolidated financial statements of Florida Recycling as of and for the years ended December 31, 2003, 2002 and 2001. In a telephone conversation and a letter of September 24, 2004, management has notified Shepard Schwartz & Harris LLP of our findings and our inability to rely on the previously issued financial statements of Florida Recycling.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1 Amended and Restated Stock Purchase Agreement dated as of March 11, 2004 by and among Waste Services, Inc., certain affiliates of Waste Services, Inc., Capital Environmental Resource Inc., Florida Recycling Services, Inc. and certain affiliates thereof (incorporated by reference to Exhibit 10.5 to the Company's Form 8-K filed May 10, 2004).

10.2 First Amendment to Amended and Restated Stock Purchase Agreement and Settlement Agreement dated September 24, 2004.

99.1 Press Release, dated September 24, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

WASTE SERVICES, INC.

By: /s/ Ivan R. Cairns
Ivan R. Cairns
Executive Vice President,
General Counsel & Secretary

Date: September 24, 2004